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                                   Exhibit 5.0


                   [LETTERHEAD OF DRIGGERS, SCHULTZ & HERBST]



                                October 12, 2005



United Securities and Exchange Commission
Division of Corporate Finance
Washington, D. C. 20549-0404



     RE: Muslim Media Network, Inc.
     Registration Statement on Form SB-2 Filed October13, 2005
     File No. 333-125312



Gentlemen:



     Please be advised that, I have reached the following conclusions regarding the above offering:



     1. Muslim Media Network, Inc. (the "Company") is a duly and legally organized and existing Michigan corporation, with its principal place of business located in Farmington, Michigan.



     2. The Company is a duly incorporated Michigan corporation. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Michigan, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Michigan, and when such stock is issued it will be fully paid for and non-assessable.



     3. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.



     4. By directors' resolution, the Company has authorized the issuance of up to 1,000,000 shares of common stock. The Company's Articles of Incorporation presently provide the authority to the Company to issue 1,500,000 shares of Common Stock, with no par value. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 1,000,000 shares of common stock would be within the authority of the



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Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.



     I hereby consent to filing this opinion as an exhibit to the Form SB-2 registration statement.



                                        Yours truly,
                                        Driggers, Schultz & Herbst



                                        Daniel R. Boynton



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